EXHIBIT 4.2

                THIRD AMENDMENT TO CREDIT AND SECURITY AGREEMENT
                             AND WAIVER OF DEFAULTS

              This Amendment, dated as of June 14, 2001, is made by and among The Leather Factory, Inc., a Delaware corporation; The Leather Factory, Inc., a Texas corporation; The Leather Factory, Inc., an Arizona corporation; Roberts, Cushman & Company, Inc., a New York corporation; Hi-Line Leather & Manufacturing Company, a California corporation; and Tandy Leather Company, Inc., a Texas corporation f/k/a Leather Tan Acquisition, Inc. (collectively, the "Borrowers"), and Wells Fargo Business Credit, Inc., a Minnesota corporation (the "Lender").

                                    Recitals
                                    --------

       The Borrowers and the Lender have entered into a Credit and Security Agreement dated as of November 22, 1999, a First Amendment to Credit and Security Agreement dated as of November 30, 2000, and a Second Amendment to Credit and Security Agreement dated as of February 7, 2001 (as so supplemented and amended, the "Credit Agreement").

       The Borrowers have requested that certain amendments be made to the Credit Agreement and certain Events of Default be waived. The Lender is willing to grant the Borrowers' requests pursuant to the terms and conditions set forth herein.

       ACCORDINGLY, the parties hereto hereby agree as follows:

1. Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:

              "`Revolving Floating Rate' means an annual rate equal to the Prime Rate, which annual rate shall change when and as the Prime Rate changes."

2. Audit Fees. Section 2.10 (f) of the Credit Agreement is amended to read as follows:


       "(f) Audit Fees. The Borrowers shall pay to the Lender, on demand, audit fees in connection with any audits or inspections conducted by the Lender, or any third party on behalf of the Lender, of any Collateral or the Borrowers' operations or business at the rates established from time to time by the Lender as its audit fees (which fees are currently $600 per day per auditor), together with all reasonable out-of-pocket costs and expenses incurred in conducting any such audit or inspection; provided, however, that except during Default Periods, the Borrower shall not have to reimburse the Lender for such fees, costs and expenses incurred in connection with more than (i) two audits conducted by the Lender per fiscal year and (ii) two audits conducted by a third party on behalf of the Lender per fiscal year."

3. New Covenants. Section 6.15 of the Credit Agreement is amended by deleting the date "December 31, 2000" and inserting the phrase "December 31st of each year".


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4. Financial Covenant. Section 7.11 of the Credit Agreement is hereby amended in its entirety to read as follows:

              "Section 7.11 Capital Expenditures. The Borrowers will not incur or contract to incur Capital Expenditures of more than $650,000 in the aggregate during the fiscal year ending December 31, 2001, and not more than $500,000 in the aggregate during any fiscal year thereafter."

5. Waiver of Defaults. The Borrower is in default of the following provision of the Credit Agreement (the "Existing Default"):


       ---------------------- ------------------- --------------- -------------
               Covenant               Date           Required         Actual
       ---------------------- ------------------- --------------- -------------
        Section 7.11 Capital   December 31, 2001   not more than   $513,890.91
        Expenditures                               $500,000
       ---------------------- ------------------- --------------- -------------

Upon the terms and subject to the conditions set forth in this Amendment, the Lender hereby waives the Existing Default. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given. This waiver shall not entitle the Borrower to any other or further waiver in any similar or other circumstances.

6. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

7. Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

       (a) The Acknowledgment and Agreement of Guarantors set forth at the end of this Amendment, duly executed by each Guarantor.

       (b) A Certificate of the Secretary of the Borrowers certifying as to (i) the resolutions of the boards of directors of the Borrowers approving the execution and delivery of this Amendment, (ii) the fact that the articles of incorporation and bylaws of the Borrowers, which were previously certified and delivered to the Lender pursuant to the Certificates of Authority of the Borrowers' secretary or assistant secretary each dated as of November 22, 1999, continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Borrowers who have been certified to the Lender, pursuant to the Certificates of Authority of the Borrowers' secretary or assistant secretary each dated as of November 22, 1999, as being authorized to sign and to act on behalf of the Borrowers continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrowers authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Borrowers.

       (c) Such other matters as the Lender may require.


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8. Representations and Warranties. The Borrowers hereby represent and warrant to the Lender as follows:

       (a) The Borrowers have all requisite power and authority to execute this Amendment and to perform all of their obligations hereunder and under the Loan Documents and this Amendment has been duly executed and delivered on behalf of the Borrowers and constitutes the legal, valid and binding agreement of the Borrowers, enforceable against them in accordance with its terms.

       (b) The execution, delivery and performance by the Borrowers of this Amendment has been duly authorized by all necessary action and does not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrowers, or the organizational agreements applicable to the Borrowers, or (iii) result in a breach of or constitute a default under any indenture or credit agreement or any other agreement, lease or instrument to which any Borrower is a party or by which any properties of any Borrower may be bound or affected.

       (c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

9. No Waiver of Default. Except as set forth in paragraph 5, the execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

10. References. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Loan Documents hereto to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

11. Release. The Borrowers and each Guarantor, by signing the Acknowledgment and Agreement of Guarantors set forth below, hereby absolutely and unconditionally release and forever discharge the Lender, and any and all participants, parent corporations, subsidiary, affiliated corporations, insurers, indemnitors, successors and assigns, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which any of the Borrowers or such Guarantor has had, or now has, or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims demands and causes of action are matured or unmatured or known or unknown.

12. Costs and Expenses. The Borrowers hereby reaffirm their agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents and all other documents contemplated thereby, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrowers specifically agree to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrowers hereby agree that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrowers, make a Revolving Advance to the Borrowers, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

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13.  Counterparts.  This  Amendment  and the  Acknowledgment  and  Agreement  of
Guarantors may be executed in any number of counterparts,  each of which when so
executed  and   delivered   shall  be  deemed  an  original  and  all  of  which
counterparts, taken together, shall constitute one in the same instrument.

       IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

WELLS FARGO BUSINESS CREDIT, INC.     THE LEATHER FACTORY, INC., a Delaware
                                      corporation, THE LEATHER FACTORY, INC., an
By  /s/ Thomas Krueger                Arizona corporation, THE LEATHER FACTORY,
    ------------------                INC., a Texas corporation, ROBERTS,
     Thomas Krueger                   CUSHMAN &  COMPANY, INC., HI-LINE LEATHER
     Its Vice President               & MANUFACTURING COMPANY, TANDY LEATHER
                                      COMPANY, INC. f/k/a Leather Tan
                                      Acquisition, Inc.

                                      By  /s/ Wray Thompson
                                         ------------------
                                         Wray Thompson
                                         Its President









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